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                                                                Exhibit 4.3


                             CONSENT AND AMENDMENT


To Morgan Stanley Group Inc.:

        Reference is made to each of the following agreements and certificates to which the undersigned is a party or which evidences an award previously made to the undersigned (collectively, the "Agreements"):

        1. Stockholders' Agreement, dated as of February 14, 1986, among Morgan Stanley Group Inc. and its stockholders a party thereto.

        2. Each nonqualified stock option agreement, including all appendices and amendments thereto and each voting agreement entered into pursuant thereto, under the Morgan Stanley Group Inc. 1986 Stock Option Plan, as amended.

        3. Each award agreement, including all appendices and amendments thereto and each voting agreement entered into pursuant thereto, under the Morgan Stanley Group Inc. Performance Unit Plan, as amended.

        4. Each award agreement or certificate (including without limitation each option agreement, stock unit agreement, stock restriction agreement, option certificate and stock unit certificate), including all appendices and amendments thereto and each voting agreement entered into pursuant thereto, under the Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan, as amended.

        The undersigned hereby consents to the amendment of each of the Agreements, effective January 31, 1996, (1) so that each Agreement shall be governed by the laws of the State of Delaware (including without limitation the 1994 amendments to Section 218 of the Delaware General Corporation Law (the "DGCL")) and (2) so as to confirm (notwithstanding the lmitation on the term of stockholder voting agreements and voting trust agreements imposed by Delaware law prior to the 1994 amendments to Section 218 of the DGCL) that the undertakings and covenants of the undersigned set forth in the Agreements, including without limitation the covenants of the undersigned with respect to the voting of shares of common stock, par value $1.00 per share, of Morgan Stanley Group Inc., shall continue in full force and effect until they have terminated or expired in accordance with the terms of the Agreements, as so amended.

        IN WITNESS WHEREOF, the undersigned has executed this Consent and Amendment as of the date indicated below.

Signature:              _______________________________

Name (please print):    _______________________________


Date:                   January 31, 1996